Exhibit 5.1

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

January 22, 2010

Generac Holdings Inc.
S45 W29290 Hwy. 59
Waukesha, Wisconsin 53187

Ladies and Gentlemen:

We have acted as counsel to Generac Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1, File No. 333-162590 (as amended, and including any subsequent registration statement on Form S-1 filed pursuant to Rule 462(b), the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer, issuance and sale by the Company of shares of common stock, par value $0.01 per share, of the Company (together with any additional shares that may be sold by the Company pursuant to Rule 462(b) under the Act (the “Shares”)). The Shares are to be sold by the Company pursuant to an underwriting agreement among the Company and the Underwriters named therein (the “Underwriting Agreement”), the form of which has been filed as Exhibit 1.1 to the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Third Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement; (ii) the Amended and Restated Bylaws of the Company, filed as Exhibit 3.2 to the Registration Statement; (iii) the Registration Statement; (iv) the prospectus contained within the Registration Statement; (v) the form of the Underwriting Agreement; (vi) the form of Common Stock Certificate of the Company and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal matters” in the prospectus which is a part of the Registration Statement. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Act with respect to the Shares.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP